Exhibit 10

LETTER OF UNDERSTANDING
PERSONAL AND CONFIDENTIAL

March 28, 2016

Alex Conroy
374 Chemin St. Hugues
Biviers, 38330
France

Dear Alex:

Congratulations on your new global assignment. This letter details the terms and conditions applicable to your global assignment in Franklin Lakes, NJ USA as EVP & President Europe EMA & Americas, Job Group 9, Cost Center 10273006, reporting to Vincent Forlenza. Your overseas assignment is expected to last approximately four (4) years. You will be employed by Becton Dickinson France S.A., and subcontracted to Becton Dickinson and Company, USA.

The target effective date of your assignment is April 1, 2016. Your start date is subject to your receipt of a valid work permit, medical clearances (if applicable) and our receipt from you of a signed copy of this letter. The Company will provide assistance with the work permit application and residence requirements.

This letter does not create a contract of employment, but simply sets forth the conditions that pertain to your global assignment.

This letter is intended to be a brief overview of the Company’s Long Term Global Assignment Policy. Please refer to the Global Assignment Policy document for complete details and descriptions. Policy documents can be viewed on BDOne.

Compensation

Base Salary: For the duration of this assignment, salary administration and performance management will be based on your home country policies and practices. Your annual salary will be EUR 462,238.14. Your next salary review date is January 1, 2017, and you will be paid from BD France payroll on a monthly basis.
During your assignment, you will remain on French payroll and participate in the US social security system; BD will also make contributions to the US social security system. As agreed, the intent is for you to shift your participation from the mandatory French pension scheme to the voluntary scheme.

Bonus Plan (Discretionary PIP): You are eligible to continue to participate in the Company’s Discretionary Performance Incentive Plan (PIP) for Fiscal Year 2016 starting October 1, 2015. Your position will typically have an incentive opportunity of 80%. Your actual PIP award, if any, is

Letter of Understanding-Long Term Assignment        Assignee’s Initials____________

discretionary and based on Company, BD Corporate and Individual performance, as determined at the close of the fiscal year. PIP payments are customarily made in January of the following year. There is no guarantee that an individual will receive a PIP payment in a particular year. PIP payments will be subject to hypothetical tax withholding.

Long-Term Incentives: You are also eligible to participate in the company’s discretionary long-term incentive program under the 2004 Employee and Director Equity-Based Compensation Plan. Grants for each fiscal year generally have been approved by the BD Board of Directors and communicated in November. Vesting and exercise provisions will be communicated to you under separate cover upon approval of any grant under this program. Please note that grants are based on individual performance and anticipated future contributions, as well as on Company performance. There is no guarantee that an individual will receive a long-term incentive grant in a particular year. Any long-term incentive payment received by you will be subject to hypothetical tax withholding.

Benefits

You will be eligible to continue to participate in your home country benefit plans, wherever possible. As your home country medical, dental and vision care plan may not provide adequate coverage globally, you will need to enroll in medical, dental and vision care benefits through Aetna International.

The Aetna International enrollment package will be sent to you by BD’s designated relocation company, Weichert Workforce Mobility (Weichert), after we receive your signed acceptance of this offer.

Relocation Support

You will be eligible for relocation benefits as outlined below. Upon receipt of your signed acceptance of this offer, BD’s designated relocation company, Weichert, will contact you to administer the relocation program.

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Work Permits/Visas: We will coordinate with our Immigration Representative to assist in the proper visas/work permits for you and your family. To the extent that you pay any visa, passport and/or immigration expenses personally, you will be reimbursed per the instructions that will be provided to you.

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Medical Examinations: We strongly suggest that you and your family have a medical examination prior to your departure. This is intended to enable you to clarify any medical concerns prior to the start of the assignment.

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Lump Sum Allowance: A lump sum allowance equivalent to 15% of base will be paid to you net (BD will pay applicable taxes). The allowance of EUR 69,336 is paid to cover any incidental costs incurred in connection with your relocation that are not specifically addressed in the policy. Payment will be processed at the commencement of assignment provided your signed letter of understanding has been received.

•	Destination Services: A Company-designated vendor will assist you with house hunting, school selection and other host location information and assimilation services.

•	Transportation to the Host Country: You will be reimbursed actual reasonable travel expenses for relocation to the assignment location. Class of air travel will be business class.

Letter of Understanding-Long Term Assignment        Assignee’s Initials____________

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Shipment of Household Goods/Personal Effects: Weichert will arrange to move your household belongings to your new location, with certain limits as described in the Long Term Global Assignment Policy. You are eligible for an air shipment of up to 500 lbs. and a surface shipment limited to a 40-foot container (family status).

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Temporary Living Expenses: The Company will reimburse reasonable temporary living expenses (food and lodging only) for up to 30 days after you are required to vacate your regular Home Country residence and/or upon arrival in the Host Country. A rental car will be provided for the 30-day period.

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Please note that you will be responsible for pro-rated reimbursement of relocation costs should you voluntarily terminate employment with BD within four years of employment from the start of the assignment.

Assignment Allowances

These allowances are paid only for the period of your global assignment and will not be considered for bonus, long-term compensation and/or benefit calculation purposes. Please note that any tax in relation to these allowances will be paid by the Company.

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Goods and Services Differential (G&S) Allowance: Based on your current salary and family size, you will receive EUR 40,909 per year (or EUR 3,409.17 per pay period) as a Goods and Services (G&S) Differential Allowance. The initial G&S Differential Allowance is based on an exchange rate of 1.06428 USD: 1EUR. The G&S Differential will be paid to assist you with the higher cost of goods and services in the Host County. This allowance will be reviewed each January and July to reflect new economic data from an independent consultant. After the review, your allowance may be adjusted up or down. Please note that the allowance will commence once you move into a permanent accommodation and will terminate in the month in which you vacate the permanent accommodation..

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Host Housing (Rent): While on assignment in Franklin Lakes, the Company will pay your local rent. The Company has established a housing rental budget at a maximum of USD 7,200 per month for the first year and USD 7,344 per month for the second year. This is based on your family size, income level and data from an independent consultant. You may choose an accommodation that meets your personal lifestyle needs; however, you are responsible for any amount in excess of the housing budget.

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Security Deposit: The Company will advance funds to pay a security deposit or key money directly to the landlord for your host country rental. The security deposit is to be returned to the Company at the end of the assignment, end of the lease, vacating of the property, or termination of Company employment-whichever is earlier.

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Utilities: Expenses for electricity, gas and water will be reimbursed to you. You are responsible for other services such as telephone, cable and internet. Any local rates or property taxes (e.g., tenant paid local real estate taxes) will be reimbursed by the Company. All other local taxes (e.g., sanitation, etc) are the responsibility of the assignee.

•	Host Country Transportation: You will receive transportation benefits in line with the local policy in the US. This policy will be described to you by a BD US Human Resources representative.

Letter of Understanding-Long Term Assignment        Assignee’s Initials____________

Other Assignment Arrangements

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Home Leave: To maintain ties to your Home Country while on assignment, the Company will reimburse the cost of one round trip business class airfare from your Host Country to your Home Location for home leave. You and accompanying dependants are eligible for one fully flexible (refundable, changeable) home leave trip per 12 month period on assignment. The home leave trip should be linked to a business trip, wherever possible.

•	Additional Trips: The Company will reimburse you for quarterly round trip business class airfares for your spouse to travel from your Home Country to your Host Location.

•	Post-Secondary Education: There is no reimbursement for tuition or any other expenses for University and equivalent education.

•	School Break Visits: For dependent children attending university in the home location, the Company will reimburse the cost of two trips to the host location per year (economy class).

Tax Equalization

You will participate in the Company’s Tax Equalization program during your global assignment. The Company has retained the services of PricewaterhouseCoopers (PwC) to prepare your Home Country and Host Country tax returns as required during the global assignment. Under the Tax Equalization Policy, you will be responsible for a hypothetical tax liability (e.g., federal/national, state/provincial and local taxes, as applicable), which will be calculated and deducted from each paycheck.

The estimated hypothetical tax deduction will be EUR 14,511.58 per pay period based on your current base salary. This amount is comprised of estimates for hypothetical tax of:

French income tax     EUR 12,483.67
French Surtax of     EUR 736.67 and
US social taxes of     EUR 1,291.25

This will be reviewed before you begin your assignment to include credit for any pre-tax deductions. During your assignment, the hypothetical tax will be updated for changes in your salary and bonus and in consideration of any changes in tax regulations and rates.

The intent of the policy is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received assignment-related compensation or special tax considerations. When your actual France returns are completed, PwC will calculate your final theoretical France tax liability and you will be advised if any balances are due to you or to the Company. Weichert will set up a consultation with a representative of PwC to discuss these arrangements with you, once a signed copy of this letter is received.

You are responsible for repaying the Company for any outstanding tax receivables, generated by either overpayments by the Company of its share of your tax liability or utilization of foreign tax credits originally funded by the Company, in accordance with the Tax Equalization Policy and as determined by the tax settlement process. Tax receivables due the Company are either payable immediately upon determination or upon receipt of a related tax refund from the applicable tax authority as specified in the tax settlement.

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Any tax equalization balance with respect to any future tax years will be payable to the Company within 90 days of issuance of a Tax Equalization Settlement Statement.

Please refer to the Tax Equalization Policy document for compete details and descriptions. Policy documents can be viewed on BDOne at Expatriate Services.

Assignment Extensions/Localization

In the event your assignment exceeds four (4) years, your status will be evaluated.

Repatriation or New Assignment

The Company will relocate you and your family back to your home country or to another global assignment at the end of this assignment; however, the Company does not guarantee employment at the end of an assignment. Prior to the successful conclusion of your assignment, you may be contacted regarding new opportunities with the Company which may determine the exact location of your repatriation. If you are transferred from the US to another assignment location, you will receive a new letter of understanding.

Years of Service - Impact on Benefits

Your total years of service with companies affiliated with the Company shall be recognized for purposes of calculating retirement benefits. Severance payments mandated by law shall be based on years of service in the country of last employment (France). In some locations, national law may construe a voluntary termination or transfer to an affiliated company as a “termination,” or require that any severance payment to be made should be based on more years of service than those actually performed in the country of last employment (France). As an expatriate employee, you are not eligible to receive such payments. If, however, you do receive them, you will be required to repay the Company upon receipt. If repayment is not made within sixty (60) days, the amounts will be offset against other benefits to which you may be entitled.

BD Code of Conduct

You and your family should understand that you can be, and often are, highly visible representatives of the BD Corporate in the host location. As such, you will need to be familiar with and adhere to the Company and BD Corporate policies and applicable Home and Host Country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company’s image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with the Company’s Code of Conduct at all times.

Data Protection

To manage your assignment we need to process personal data relating to you and sometimes also to your family for the purposes of personnel and employment administration. BD makes use of and offers you services by specialized companies, such as relocation agencies, tax service providers, etc. These third parties receive this information in order to provide their specific services. This information typically includes personal details, family circumstances, employment and financial details. Additionally, BD in Franklin Lakes and also the local HR departments of your Home and Host Country receive, transfer and

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process this information as it relates to your assignment (for example, bank account details, or an emergency contact number for a relative in your home country). Information will sometimes be passed directly from you to our service providers.

You should be aware that laws and practices relating to the protection of personal data can be different and in some cases may be weaker than those within your Home Country. Please be assured, however, that only authorized personnel will be allowed to access your details and that throughout this process we will take steps to help ensure all of your details are kept confidential and secure.

We suggest you share this statement with your family in order to provide them with the information contained herein.

By signing this letter of understanding, you acknowledge how information about you and your family may be used, processed and transferred for the purposes described in this document or any other purposes that may become necessary for the administration of your assignment and in accordance with applicable BD policies.

Governing Law

Your global assignment and your employment relationship generally are subject to and governed by the laws of France in accordance with the terms of the Global Assignment Policy. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Host Country.
Confidentiality

You agree that the terms and conditions of this letter of understanding are strictly confidential and that you will not disclose or discuss them with any persons other than your legal counsel, immediate family, financial advisor or any individuals copied below.

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Best wishes to you in your new assignment. Please indicate your agreement by signing below and returning this letter to Jeanne Cardoso at Jeanne_M_Cardoso@bd.com as soon as possible.

Sincerely,

/s/ Vincent Forlenza
______________________________________
Vincent Forlenza

I have reviewed the general terms and conditions of my global assignment outlined above and, by signing below, accept these conditions.

/s/ Alexandre Conroy                            03-29-2016
______________________________________            __________________
Alexandre Conroy                            Date

If at any time you have questions related to your assignment, please contact Brendan Cassell, Total Rewards Process Team Lead, Corporate/Shared Services. His telephone number is +1-210-526-5455.

cc: Cees Rombouts, Home Country HR
Jerry Hurwitz, Host Country HR
Brendan Cassell, Total Rewards Process Team Lead, Corporate/Shared Services
Jeanne Cardoso, Sr. Global Total Rewards Director
PricewaterhouseCoopers
Weichert

Letter of Understanding-Long Term Assignment        Assignee’s Initials____________